Exhibit 99.1

NEWS RELEASE

FARM - NASDAQ NATIONAL MARKET SYSTEM

Farmer Bros. Board Declares Dividend

TORRANCE, CALIF. — (BUSINESS WIRE) — Feb. 27, 2007 — Farmer Bros. Co. (Nasdaq: FARM) announced that its Board of Directors declared a regular dividend of $0.11 per share, payable on May 14, 2007 to shareholders of record on April 27, 2007.

Farmer Bros. Co. is an institutional coffee roaster that sells a variety of coffee and allied products to the food service industry. The Company’s signature trucks and vans bearing the “Consistently Good” logo are seen throughout Farmer Brothers’ 28-state service area. Farmer Brothers has paid a dividend in every year since 1953, increased its dividend in every year since 1997, and its stock price has risen on a split-adjusted basis from $1.80 a share in 1980. For more information, go to: www.farmerbroscousa.com.

Contacts:

Jim Lucas / Whitney Hays

Abernathy MacGregor Group   213-630-6550